 Exhibit 10.1

WEBER INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

(For Employees)

This Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Weber Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Restricted Stock Units (the “RSUs”) granted to the Participant under the Weber Inc. Omnibus Incentive Plan (the “Plan”), which is intended to replace the award previously granted to the Participant by Weber-Stephen Products LLC (“WSP LLC”) pursuant to the Weber-Stephen Products LLC Management Incentive Compensation Plan and the Award Notice dated as of [●] (such award, the “Former LTIP Award”).

Participant’s Name:

Award Type	“Date of Grant”	Number of RSUs	“Vesting Schedule”
RSUs	[●]	[●]	[●]

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the number of RSUs, with the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

WEBER INC.			PARTICIPANT

By:
	Name:	[●]	Name:	[●]
	Title:	[●]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Weber Inc.

1415 S. Roselle Road

Palatine, Illinois 60067

Attn: [●]

WEBER INC.
WEBER INC. OMNIBUS INCENTIVE PLAN
Terms and Conditions of RSU Grant

1.	GRANT OF RSUs. The RSUs have been granted to the Participant in replacement of the Former LTIP Award, as an incentive for the Participant to continue to provide services to the Company and its Affiliates, including the Affiliate employing the Participant (the “Employer”), and to align the Participant’s interests with those of the Company. Each RSU corresponds to one Share. Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Share on the settlement date, as set forth in Section 3.

2.	VESTING; FORFEITURE. The RSUs shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Affiliates through the applicable vesting date. All unvested RSUs shall be immediately forfeited upon the Participant’s Termination of Service for any reason; provided, however, that upon a Participant’s Termination of Service due to his or her death or Disability (as defined below), the RSUs shall be deemed to be vested as of the date of the Termination of Service. All RSUs, whether vested or unvested, shall be immediately forfeited upon (i) the Participant’s Termination of Service due to the Participant’s termination by the Company or its Affiliates for Cause (as defined below), (ii) the Committee’s determination in good faith that the Participant committed any act for which he or she could have been terminated for Cause or (iii) the Participant’s breach of any non-competition, non-solicitation, confidentiality or invention assignment covenants to which the Participant is subject with respect to WSP LLC or any of its Affiliates ((i) through (iii) each, a “Forfeiture Event”). In addition, if a Forfeiture Event occurs within one year following [●], the Participant shall, within 30 days following the Participant’s receipt of written notice from the Company, repay to the Company any Shares or other consideration received in respect of any settled RSUs. For the avoidance of doubt, for purposes of this Agreement, a Participant will not be considered to be continuously and actively employed with the Employer (or an Affiliate) once he or she has stopped providing services, notwithstanding any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), unless otherwise determined by the Employer on a country-by-country basis. For purposes of this Agreement, “Disability” means that the Participant is by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continues period of not less than twelve (12) months either (x) unable to engage in any substantial gainful activity, or (y) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. The determination of whether or not the Participant’s termination is due to “Disability” will be determined by the Committee. For purposes of this Agreement, “Cause” means (i) the Participant’s commission of a felony or a crime involving moral turpitude, (ii) the Participant’s commission of an act which violates the policies of the Employer on discrimination, harassment, and conflicts of interest, or repeated violation of any other material employment policy, (iii) the Participant’s commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company, its Subsidiaries or other Affiliates or any of their respective customers or suppliers, (iv) conduct by the Participant intentionally disparaging the Company or its Affiliates or tending to bring the Company or its Affiliates into substantial public disgrace or disrepute, (v) repeated failure by the Participant to substantially perform his or her duties for the Employer as reasonably directed by the Board or the Chief Executive Officer of the Company, or (vi) gross negligence or willful misconduct with respect to the Company or any Subsidiary or other Affiliate.

3.	SETTLEMENT. Except as otherwise set forth in the Plan, the RSUs will be settled in Shares, and the Participant shall receive the number of Shares that corresponds to the number of RSUs that have become vested as of the applicable vesting date, which Shares shall be delivered in accordance with the schedule set forth on Attachment A hereto. Notwithstanding the foregoing, if the Committee determines in its sole discretion that, for regulatory reasons, it is administratively impractical to settle the RSUs in Shares, the RSUs shall instead be settled in cash.

4.	DIVIDEND EQUIVALENT PAYMENTS. For the period immediately following the vesting of any RSUs until the date that such vested RSUs settle in Shares, if the Company pays a dividend on Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Shares in respect of his or her vested RSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is thereafter cancelled or forfeited prior to the applicable settlement date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents at the same time as any corresponding dividends are paid to shareholders of the Company.

5.	NONTRANSFERABILITY. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder, unless otherwise provided by the Committee.

6.	TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon settlement of the RSUs may be satisfied, in the Committee’s sole discretion, by having the Company or the Employer withhold Shares, by having the Participant tender Shares or by having the Company or the Employer withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date the RSUs are settled. Any withholding or tendering of Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the RSUs shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.

7.	RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Shares corresponding to the RSUs prior to settlement of the RSUs.

8.	SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon settlement of the RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

9.	COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon settlement of the RSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

10.	MISCELLANEOUS.

(a)	No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or an Affiliate, including the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or an Affiliate, including the Employer, to modify the terms of or terminate the Participant’s employment or service at any time.

(b)	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSUs.

(c)	Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)	Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)	Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 14 and 19 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the RSUs granted pursuant to this Agreement.

(f)	Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)	Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings. The parties agree and acknowledge that this Agreement and the RSUs are intended to replace and supersede the Former LTIP Award, and as of the date hereof, the Former LTIP Award shall be cancelled and have no further effect; provided, however, that any non-competition, non-solicitation, confidentiality, invention assignment or other restrictive covenants contained in the Former LTIP Award shall survive and are deemed incorporated herein by reference.

(h)	Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)	Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

ATTACHMENT A

1.	The RSUs, to the extent vested, shall be settled in Shares [in full by March 15, [●]][in full on [●]] [in four equal annual installments (in each case rounded down to the nearest whole Share), with the initial installment being settled on [●]].

2.	Notwithstanding the foregoing, the RSUs, to the extent vested and not yet settled pursuant to paragraph 1, shall be settled earlier:

(a)	Within 30 days following a Change in Control;

(b)	On the October 1 next following the Participant’s death or Disability; or

(c)	On the first anniversary of the Participant’s “separation from service” (within the meaning of Section 409A) with the Company and its Affiliates for any reason other than death, Disability or Cause.